Exhibit 99.2

The following sets forth the management’s discussion and analysis of financial condition and results of operations discussion of Kansas City Southen (“KCS”) and its subsidiaries as described in Part I, Item 2 of KCS’s Quarterly Report on Form 10-Q for the quarter ended September 31, 2021, filed with the Securities and Exchange Commission (the “SEC”) on October 19, 2021. Capitalized terms not otherwise defined herein have the meanings given to them in such report.

In this Exhibit 99.2, the “Company,” “we,” “our” and “us” refer to KCS and its subsidiaries, and “this Form 10-Q”, “this Quarterly Report” and “this Quarterly Report on Form 10-Q” refer to KCS’s Quarterly Report on Form 10-Q for the quarter ended September 31, 2021, filed with the SEC on October 19, 2021.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The discussion below, as well as other portions of this Form 10-Q, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended and the Private Securities Litigation Reform Act of 1995. In addition, management may make forward-looking statements orally or in other writing, including, but not limited to, in press releases, quarterly earnings calls, executive presentations, in the annual report to stockholders and in other filings with the Securities and Exchange Commission. Readers can usually identify these forward-looking statements by the use of such words as “may,” “will,” “should,” “likely,” “plans,” “projects,” “expects,” “anticipates,” “believes” or similar words. These statements involve a number of risks and uncertainties. Actual results could materially differ from those anticipated by such forward-looking statements. Such differences could be caused by a number of factors or combination of factors including, but not limited to, the factors identified below and those discussed under the captions “Part II—Item 1A—Risk Factors” herein and Item 1A, “Risk Factors”, of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 (the “Annual Report”). Readers are strongly encouraged to consider these factors and the following factors when evaluating any forward-looking statements concerning the Company: the merger with Canadian Pacific Railway Limited (“CP”) is subject to various closing conditions and there can be no assurances as to whether and when it may be completed; failure to complete the Company’s merger with CP could negatively impact the Company’s stock price and future business and financial results; Company’s stockholders cannot be sure of the value of the merger consideration they will receive from CP in the merger; lawsuits may be filed against the Company and/or CP challenging the transactions contemplated by the merger between, among others, the Company and CP; the shares of CP common stock to be received by the Company’s stockholders upon completion of the merger will have different rights from shares of the Company’s common stock; after completion of the merger, CP may fail to realize the projected benefits and cost savings of the merger; public health threats or outbreaks of communicable diseases, such as the ongoing COVID-19 pandemic (including its variants) and its impact on KCS’s business, suppliers, consumers, customers, employees and supply chains; rail accidents or other incidents or accidents on KCS’s rail network or at KCS’s facilities or customer facilities involving the release of hazardous materials, including toxic inhalation hazards; legislative and regulatory developments and disputes, including environmental regulations; loss of the rail concession of Kansas City Southern’s subsidiary, Kansas City Southern de México, S.A. de C.V.; North American and global economic, political and social conditions; disruptions to the Company’s technology infrastructure, including its computer systems; increased demand and traffic congestion; the level of trade between the United States and Asia or Mexico; fluctuations in the peso-dollar exchange rate; natural events such as severe weather, hurricanes and floods; the outcome of claims and litigation involving the Company or its subsidiaries; changes in business strategy and strategic opportunities; competition and consolidation within the transportation industry; the business environment in industries that produce and use items shipped by rail; the termination of, or failure to renew, agreements with customers, other railroads and third parties; the satisfaction of by third parties of their obligations; fluctuation in prices or availability of key materials, fluctuations in commodity demand; in particular diesel fuel; access to capital; sufficiency of budgeted capital expenditures in carrying out business plans; services infrastructure; climate change and the market and regulatory responses to climate change; dependency on certain key suppliers of core rail equipment; changes in securities and capital markets; unavailability of qualified personnel; labor difficulties, including strikes and work stoppages; acts of terrorism or risk of terrorist activities, war or other acts of violence; and other factors affecting the operation of the business. For more discussion about each risk factor, see “Part II—Item 1A—Risk Factors” herein and Part I, Item 1A—“Risk Factors” in the Company’s Annual Report and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” herein and in the Company’s Annual Report, in each case as updated by the Company’s periodic filings with the Securities and Exchange Commission (the “SEC”).

Forward-looking statements reflect the information only as of the date on which they are made. The Company does not undertake any obligation to update any forward-looking statements to reflect future events, developments, or other information. If KCS does update one or more forward-looking statements, no inference should be drawn that additional updates will be made regarding that statement or any other forward-looking statements.

This discussion is intended to clarify and focus on KCS’s results of operations, certain changes in its financial position, liquidity, capital structure and business developments for the periods covered by the consolidated financial statements included under Item 1 of this Quarterly Report on Form 10-Q for the quarter ended September 30, 2021. This discussion should be read in conjunction with those consolidated financial statements and the related notes and is qualified by reference to them.

Critical Accounting Policies and Estimates

The Company’s discussion and analysis of its financial position and results of operations is based upon its consolidated financial statements. The preparation of these consolidated financial statements requires estimation and judgment that affect the reported amounts of revenue, expenses, assets and liabilities. The Company bases its estimates on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the accounting for assets and liabilities that are not readily apparent from other sources. If the estimates differ materially from actual results, the impact on the consolidated financial statements may be material. The Company’s critical accounting policies are disclosed in its 2020 Annual Report.

Overview

The Company is engaged primarily in the freight rail transportation business, operating a single coordinated rail network under one reportable business segment. The primary operating subsidiaries of the Company consist of the following: The Kansas City Southern Railway Company (“KCSR”), Kansas City Southern de México, S.A. de C.V. (“KCSM”), Meridian Speedway, LLC (“MSLLC”), and The Texas Mexican Railway Company (“TexMex”). The Company generates revenues and cash flows by providing customers with freight delivery services both within its regions and throughout North America through connections with other Class I rail carriers. KCS’s customers conduct business in a number of different industries, including chemical and petroleum, industrial and consumer products, agriculture and minerals, energy, automotive, and intermodal transportation. Appropriate eliminations and reclassifications have been recorded in preparing the consolidated financial statements.

Merger Agreement

On March 21, 2021, KCS entered into a merger agreement with Canadian Pacific Railway Limited (“CP”), a Canadian corporation, under which CP agreed to acquire KCS in a stock and cash transaction valued at $275 per common share. On May 6, 2021, the Surface Transportation Board (“STB”) unanimously approved the use of a voting trust for CP’s proposed merger with KCS. The voting trust permits KCS to maintain its independence and protect its financial health during the STB’s review of the ultimate merger as well as enable KCS stockholders to receive the value of their shares, even if the STB ultimately rejected the merger.

On April 20, 2021, KCS received an unsolicited merger proposal valued at $325 per common share from Canadian National Railway Company (“CN”), a Canadian corporation, which, after negotiation with and a revised proposal from CN, was determined on May 13, 2021 by the Company’s board of directors to be a superior proposal as defined by the CP merger agreement. On May 21, 2021, KCS terminated the CP merger agreement and paid CP a merger termination fee of $700.0 million, which was recognized in merger costs within the consolidated statements of operations.

On May 21, 2021, KCS and CN entered into a merger agreement (the “CN merger agreement”), and a U.S. affiliate of CN paid KCS $700.0 million as reimbursement for the termination fee paid to CP. KCS was obligated to repay the termination fee to CN under certain circumstances, including but not limited to, if KCS were to terminate the CN merger agreement to accept a superior proposal as defined by the CN merger agreement. As a result, the $700.0 million reimbursement from CN was recognized in accounts payable and accrued liabilities within the consolidated balance sheet. In addition, KCS was obligated to pay CN a termination fee of $700.0 million to terminate the CN merger agreement.

On August 10, 2021, KCS received an unsolicited merger proposal from CP to acquire KCS in a stock and cash transaction valued at $300 per common share. On August 12, 2021, the Company’s board of directors determined that the CP proposal did not constitute a superior proposal as defined by the CN merger agreement.

On August 31, 2021, the STB unanimously rejected the use of a voting trust in the proposed merger between CN and KCS. Shortly thereafter, CP reaffirmed its August 10th proposal to acquire KCS for a then estimated value of $300 per common share, which, after negotiation with CP, the Company’s board of directors determined to be a superior proposal as defined by the CN merger agreement. On September 15, 2021, KCS terminated the CN merger agreement and paid CN $1,400.0 million, which included (1) a $700.0 million merger termination fee recognized in merger costs within the consolidated statements of operations and (2) reimbursement of the CN payment for the CP termination fee of $700.0 million recognized as a reduction to accounts payable and accrued liabilities within the consolidated balance sheet.

On September 15, 2021, KCS and CP entered into a merger agreement (the “Merger Agreement”) and CP paid KCS $1,400.0 million, which included (1) $700.0 million for reimbursement of the CP termination fee recognized as a reduction of merger costs and (2) $700.0 million for reimbursement of the termination fee paid to CN. KCS is obligated to repay the $700.0 million CN termination fee to CP under certain circumstances, including but not limited to, if KCS were to terminate the Merger Agreement to accept a superior proposal as defined by the Merger Agreement. As a result, the $700.0 million reimbursement from CP was recognized in accounts payable and accrued liabilities within the consolidated balance sheet. In addition, KCS would be required to pay CP a termination fee of $700.0 million to terminate the Merger Agreement.

On September 30, 2021, in response to the revised merger notice filed by CP in connection with the Merger Agreement, the STB reconfirmed its prior decision approving the use of the voting trust in the Merger Agreement.

Upon completion of the merger (the “Merger”) the ownership interest of KCS would then be deposited into a voting trust subject to a voting trust agreement (the “Voting Trust Transaction”). Each share of common stock, par value $0.01 per share, of KCS that is outstanding immediately prior to the Merger will be converted into the right to receive (1) 2.884 common shares of CP and (2) $90 in cash (together, the “Merger Consideration”), and each share of preferred stock, par value $25 per share, that is outstanding immediately prior to the Merger will be converted into the right to receive $37.50 in cash.

Subject to receipt of regulatory clearances, approval by stockholders of KCS and shareholders of CP, and other customary closing conditions, the completion of the Voting Trust Transaction is currently expected to occur in the first quarter of 2022, and upon completion, KCS stockholders are expected to own approximately 28% of CP’s outstanding common shares. KCS’s management and its board of directors will continue to manage KCS while it is in the voting trust, pursuing KCS’s independent business plan and growth strategies. Final control approval from the STB and other applicable regulatory authorities is expected to be completed in the second half of 2022.

For the three and nine months ended September 30, 2021, KCS incurred $36.5 million and $776.6 million, respectively, of merger-related costs. For the three months ended September 30, 2021, the merger costs primarily related to compensation and benefits costs and legal fees. For the nine months ended September 30, 2021, merger costs included the fee associated with the termination of the CN merger agreement by KCS of $700.0 million, in addition to compensation and benefits costs and bankers’ and legal fees. These merger-related costs were recognized in merger costs within the consolidated statements of operations. Upon KCS shareholder vote on the Merger expected in the fourth quarter of 2021, the Company will recognize the $700.0 million reimbursement from CP in merger costs within the consolidated statement of operations. Excluding the termination fee payment and reimbursement, the Company expects to incur estimated net merger costs in 2021 of approximately $90.0 million, consisting of compensation and benefits costs and bankers’ and legal fees assuming the Voting Trust Transaction occurs in the first quarter of 2022.

On September 30, 2021, KCS entered into a letter waiver with lenders to the KCS revolving credit facility to waive the events of default that would occur under the KCS revolving credit facility as a result of the change of control that would arise upon consummation of the Voting Trust Transaction and as a result of CP obtaining control of KCS following final approval of the transaction by the STB. The foregoing description of the letter waiver is qualified in its entirety by the full text of the letter waiver, attached hereto as Exhibit 10.2.

Third Quarter Highlights

For the three months ended September 30, 2021, revenues increased 13% compared to the same period in 2020, primarily due to a 16% increase in revenue per carload/unit, partially offset by a 3% decrease in carload/unit volumes. Revenue per carload/unit increased primarily due to mix, higher fuel surcharge, longer average length of haul, and the strengthening of the Mexican peso against the U.S. dollar. The average exchange rate of Mexican pesos per U.S. dollar was Ps.20.0 for the three months ended September 30, 2021, compared to Ps.22.1 for the same period in 2020, which resulted in an increase in revenues of approximately $12.0 million. Volumes decreased due to auto plant shutdowns driven by a global microchip shortage resulting from continuing supply chain disruptions caused by the COVID-19 pandemic. Additional volume declines resulted from service interruptions at Lazaro Cardenas port in Mexico due to KCSM right-of-way blockages resulting from teachers’ protests since the end of July and supply chain disruptions in the refined fuel product shipments into Mexico as a result of increased regulation. These decreases were partially offset by an increase in utility coal volumes as a result of higher natural gas prices, plant outages in prior year, and rebuilding of stockpiles.

Operating expenses increased 27% during the three months ended September 30, 2021, as compared to the same period in 2020, primarily due to merger costs, higher diesel fuel prices, the strengthening of the Mexican peso against the U.S. dollar, and increased costs attributable to deploying incremental resources to address service challenges earlier in the year. Operating expenses as a percentage of revenues was 66.1% for the three months ended September 30, 2021, compared to 58.8% for the same period in 2020.

The Company reported quarterly earnings of $1.71 per diluted share on consolidated net earnings of $156.2 million for the three months ended September 30, 2021, compared to earnings of $2.01 per diluted share on consolidated net income of $189.8 million for the same period in 2020. This decrease was primarily due to merger costs incurred during the third quarter of 2021 and a higher effective tax rate.

Results of Operations

The following summarizes KCS’s consolidated statement of operations components (in millions):

	Three Months Ended
	September 30,

	2021	2020	Change

Revenues	$744.0	$659.6	$84.4
Operating expenses	492.1	388.1	104.0

Operating income	251.9	271.5	(19.6)
Equity in net earnings (losses) of affiliates	3.8	(1.3)	5.1
Interest expense	(39.0)	(39.5)	0.5
Foreign exchange gain (loss)	(0.5)	7.7	(8.2)
Other income, net	0.5	0.3	0.2

Income before income taxes	216.7	238.7	(22.0)
Income tax expense	60.2	48.5	11.7

Net income	156.5	190.2	(33.7)
Less: Net income attributable to noncontrolling interest	0.3	0.4	(0.1)

Net income attributable to Kansas City Southern and subsidiaries	$156.2	$189.8	$(33.6)

	Nine Months Ended
	September 30,

	2021	2020	Change

Revenues	$2,199.5	$1,939.2	$260.3
Operating expenses	2,126.3	1,198.5	927.8

Operating income	73.2	740.7	(667.5)
Equity in net earnings (losses) of affiliates	13.2	(0.1)	13.3
Interest expense	(117.1)	(111.8)	(5.3)
Foreign exchange loss	(1.0)	(44.0)	43.0
Other income, net	0.7	2.5	(1.8)

Income (loss) before income taxes	(31.0)	587.3	(618.3)
Income tax expense	37.1	134.5	(97.4)

Net income (loss)	(68.1)	452.8	(520.9)
Less: Net income attributable to noncontrolling interest	1.2	1.5	(0.3)

Net income (loss) attributable to Kansas City Southern and subsidiaries	$(69.3)	$451.3	$(520.6)

Operating Metrics

The Company has established the following key metrics and goals to measure precision scheduled railroading (“PSR”) progress and performance:

	Three Months Ended		Improvement/ (Deterioration)	Nine Months Ended		Improvement/ (Deterioration)	FY 2021 Goal
	September 30,			September 30,

	2021	2020		2021	2020

Gross velocity (mph) (i)	15.3	14.5	6%	13.4	15.7	(15)%	16.2
Terminal dwell (hours) (ii)	21.5	22.9	6%	24.9	21.0	(19)%	21.3
Train length (feet) (iii)	6,481	7,043	(8)%	6,690	6,588	2%	7,250
Fuel efficiency (gallons per 1,000 GTM’s) (iv)	1.22	1.25	2%	1.24	1.24	—	1.16

(i)

Gross velocity is the average train speed between origin and destination in miles per hour calculated as the sum of the miles traveled divided by the sum of total transit hours. Transit hours are measured as the difference between a train’s origin departure and destination arrival date and times broken down by segment across the train route (includes all time spent including crew changes, terminal dwell, delays, and incidents).

(ii)

Terminal dwell is the average amount of time in hours between car arrival to and departure from the yard (excludes cars that move through a terminal on a run-through train, stored, bad ordered, and maintenance-of-way cars). Calculated by dividing the total number of hours cars spent in terminals by the total count of car dwell events.

(iii)

Train length is the average length of a train across its reporting stations, including the origin and intermediate stations. Length of a train is the sum of car and locomotive lengths measured in feet.

(iv)

Fuel efficiency is calculated by taking locomotive fuel consumed in gallons divided by thousand gross ton miles (“GTM’s”) net of detours with no associated fuel gallons. GTM’s are the movement of one ton of train weight over one mile calculated by multiplying total train weight by distance the train moved. GTM’s exclude locomotive gross ton miles.

For the three months ended September 30, 2021, the increase in velocity and decrease in dwell, as compared to the same period in 2020, were due to efforts to improve network fluidity including reductions in train length, along with other operating initiatives and new capacity projects. The decline in velocity and increase in dwell for the nine months ended September 30, 2021, compared to the same period in 2020, were primarily due to lingering network congestion during the first half of 2021, as well as greater efficiencies realized during the second quarter of 2020 from lower volumes due to COVID-19.

Revenues

The following summarizes revenues (in millions), carload/unit statistics (in thousands) and revenue per carload/unit:

	Revenues			Carloads and Units			Revenue per Carload/Unit

	Three Months Ended			Three Months Ended			Three Months Ended

	September 30,			September 30,			September 30,

	2021	2020	% Change	2021	2020	% Change	2021	2020	% Change

Chemical and petroleum	$204.1	$191.9	6%	86.9	91.5	(5%)	$2,349	$2,097	12%
Industrial and consumer products	159.0	126.4	26%	79.0	73.7	7%	2,013	1,715	17%
Agriculture and minerals	139.8	125.3	12%	67.1	64.0	5%	2,083	1,958	6%
Energy	74.6	46.8	59%	73.4	51.5	43%	1,016	909	12%
Intermodal	86.9	89.1	(2%)	231.6	264.7	(13%)	375	337	11%
Automotive	40.1	48.5	(17%)	22.4	32.1	(30%)	1,790	1,511	18%

Carload revenues, carloads and units	704.5	628.0	12%	560.4	577.5	(3%)	$1,257	$1,087	16%

Other revenue	39.5	31.6	25%

Total revenues (i)	$744.0	$659.6	13%

(i) Included in revenues:
Fuel surcharge	$75.3	$46.2

	Revenues			Carloads and Units			Revenue per Carload/Unit

	Nine Months Ended			Nine Months Ended			Nine Months Ended

	September 30,			September 30,			September 30,

	2021	2020	% Change	2021	2020	% Change	2021	2020	% Change

Chemical and petroleum	$667.9	$549.0	22%	291.9	258.0	13%	$2,288	$2,128	8%
Industrial and consumer products	437.6	406.0	8%	225.7	225.1	—	1,939	1,804	7%
Agriculture and minerals	404.1	374.2	8%	193.7	184.8	5%	2,086	2,025	3%
Energy	186.6	142.4	31%	198.1	153.2	29%	942	930	1%
Intermodal	259.3	241.3	7%	714.7	689.3	4%	363	350	4%
Automotive	133.6	118.0	13%	76.5	75.9	1%	1,746	1,555	12%

Carload revenues, carloads and units	2,089.1	1,830.9	14%	1,700.6	1,586.3	7%	$1,228	$1,154	6%

Other revenue	110.4	108.3	2%

Total revenues (i)	$2,199.5	$1,939.2	13%

(i) Included in revenues:
Fuel surcharge	$196.0	$161.4

For the three months ended September 30, 2021, revenues increased 13% compared to the same period in 2020, primarily due to a 16% increase in revenue per carload/unit, partially offset by a 3% decrease in carload/unit volumes. Revenue per carload/unit increased primarily due to mix, higher fuel surcharge, longer average length of haul, the strengthening of the Mexican peso against the U.S. dollar, and positive pricing impacts. The average exchange rate of Mexican pesos per U.S. dollar was Ps.20.0 for the three months ended September 30, 2021, compared to Ps.22.1 for the same period in 2020, which resulted in an increase in revenues of approximately $12.0 million. Volumes decreased due to auto plant shutdowns driven by a global microchip shortage, service interruptions at Lazaro Cardenas port in Mexico due to KCSM right-of-way blockages resulting from teachers’ protests since the end of July and supply chain disruptions in the refined fuel product shipments into Mexico as a result of increased regulation. These decreases were partially offset by an increase in utility coal volumes as a result of higher natural gas prices, plant outages in prior year, and rebuilding of stockpiles.

For the nine months ended September 30, 2021, revenues increased 13% compared to the same period in 2020. Revenues increased due to an increase of 7% in carload/unit volumes and a 6% increase in revenue per carload/unit. Carload/unit volumes increased due to increased volumes in the energy business unit due to strength in utility coal shipments, increased volumes in the chemical and petroleum business unit due to strength in refined fuel product shipments into Mexico, and recovery from COVID-19 impacts. Revenue per carload/unit increased due to mix, higher fuel surcharge, the strengthening of the Mexican peso against the U.S. dollar, and positive pricing impacts, partially offset by shorter average length of haul. The average exchange rate of Mexican pesos per U.S. dollar was Ps.20.1 for the nine months ended September 30, 2021, compared to Ps.21.8 for the same period in 2020, which resulted in an increase in revenues of approximately $24.0 million.

KCS’s fuel surcharges are a mechanism to adjust revenue based upon changes in fuel prices above fuel price thresholds set in KCS’s tariffs or contracts. Fuel surcharge revenue is calculated using a fuel price from a prior time period that can be up to 60 days earlier. In a period of volatile fuel prices or changing customer business mix, changes in fuel expense and fuel surcharge revenue may differ.

For the three and nine months ended September 30, 2021, fuel surcharge revenue increased $29.1 million and $34.6 million, respectively, compared to the same periods in 2020, primarily due to higher fuel prices.

The following discussion provides an analysis of revenues by commodity group:

Revenues by commodity group for the three months ended September 30, 2021

Chemical and petroleum. Revenues increased $12.2 million for the three months ended September 30, 2021, compared to the same period in 2020, due to a 12% increase in revenue per carload/unit, partially offset by a 5% decrease in carload/unit volumes. Revenue per carload/unit increased due to mix, higher fuel surcharge, the strengthening of the Mexican peso against the U.S. dollar, and positive pricing impacts. Volumes decreased due to supply chain disruptions in the refined fuel product shipments into Mexico as a result of increased regulation.

Revenues increased $118.9 million for the nine months ended September 30, 2021, compared to the same period in 2020, due to a 13% increase in carload/unit volumes and a 8% increase in revenue per carload/unit. Volumes increased due to refined fuel product shipments into Mexico during the first half of the year. Revenue per carload/unit increased due to mix, higher fuel surcharge, the strengthening of the Mexican peso against the U.S. dollar, and positive pricing impacts, partially offset by shorter average length of haul.

Industrial and consumer products. Revenues increased $32.6 million for the three months ended September 30, 2021, compared to the same period in 2020, due to a 17% increase in revenue per carload/unit and a 7% increase in carload/unit volumes. Revenue per carload/unit increased due to mix, higher fuel surcharge, strengthening of the Mexican peso against the U.S. dollar, positive pricing impacts, and longer average length of haul. Volumes increased primarily due to recovery from COVID-19 impacts in 2020 and increased demand for metals and scrap and appliances.

Revenues increased $31.6 million for the nine months ended September 30, 2021, compared to the same period in 2020, due to a 7% increase in revenue per carload/unit, while carload/unit volumes remained flat. Revenue per carload/unit increased due to mix, strengthening of the Mexican peso against the U.S. dollar, higher fuel surcharge, and positive pricing impacts, partially offset by shorter average length of haul.

Revenues by commodity group for the three months ended September 30, 2021

Agriculture and minerals. Revenues increased $14.5 million for the three months ended September 30, 2021, compared to the same period in 2020, due to a 6% increase in revenue per carload/unit and a 5% increase in carload/unit volumes. Revenues increased $29.9 million for the nine months ended September 30, 2021, compared to the same period in 2020, due to a 5% increase in carload/unit volumes and a 3% increase in revenue per carload/unit. Volumes increased due to improved cycle times.

For the three months ended September 30, 2021, revenue per carload/unit increased compared to the same period in 2020, due to higher fuel surcharge, positive pricing impacts, the strengthening of the Mexican peso against the U.S. dollar, and mix, partially offset by shorter average length of haul. For the nine months ended September 30, 2021, revenue per carload/unit increased compared to the same period in 2020, due to higher fuel surcharge, positive pricing impacts, the strengthening of the Mexican peso against the U.S. dollar and mix, partially offset by shorter average length of haul.

Energy. Revenues increased $27.8 million for the three months ended September 30, 2021, compared to the same period in 2020, due to a 43% increase in carload/unit volumes and a 12% increase in revenue per carload/unit. Revenues increased $44.2 million for the nine months ended September 30, 2021, compared to the same period in 2020, due to a 29% increase in carload/unit volumes and a 1% increase in revenue per carload/unit. Volumes increased in utility coal as a result of higher natural gas prices, plant outages in prior year, and rebuilding of stockpiles. Volumes increased in crude oil due to new business and increase in oil prices from the prior year.

Revenue per carload/unit increased for the three and nine months ended September 30, 2021, compared to the same periods in 2020, due to longer average length of haul, higher fuel surcharge, and the strengthening of the Mexican peso against the U.S. dollar, partially offset by mix and pricing impacts.

Intermodal. Revenues decreased $2.2 million for the three months ended September 30, 2021, compared to the same period in 2020, due to a 13% decrease in carload/unit volumes, partially offset by an 11% increase in revenue per carload/unit. Volumes decreased due to service interruptions at Lazaro Cardenas port in Mexico due to KCSM right-of-way blockages resulting from teachers’ protests since the end of July and auto plant shutdowns driven by a global microchip shortage affecting auto parts shipments. Revenue per carload/unit increased compared to the same period in 2020, due to higher fuel surcharge, the strengthening of the Mexican peso against the U.S. dollar, longer average length of haul, positive pricing impacts, and mix.

Revenues increased $18.0 million for the nine months ended September 30, 2021, compared to the same period in 2020, due to a 4% increase in both carload/unit volumes and revenue per carload/unit. Carload/unit volumes increased due to recovery from COVID-19 impacts in 2020, partially offset by service interruptions at Lazaro Cardenas port in Mexico due to KCSM right-of-way blockages resulting from teachers’ protests since the end of July and auto plant shutdowns driven by a global microchip shortage affecting auto parts shipments. Revenue per carload/unit increased compared to the same period in 2020, due to higher fuel surcharge, positive pricing impacts, and the strengthening of the Mexican peso against the U.S. dollar, partially offset by mix and shorter average length of haul.

Automotive. Revenues decreased $8.4 million for the three months ended September 30, 2021, compared to the same period in 2020, due to a 30% decrease in carload/unit volumes, partially offset by an 18% increase in revenue per carload/unit. Volumes decreased due to auto plant shutdowns driven by a global microchip shortage. Revenue per carload/unit increased compared to the same period in 2020, due to the strengthening of the Mexico peso against the U.S. dollar, mix, higher fuel surcharge, longer average length of haul, and positive pricing impacts.

Revenues increased $15.6 million for the nine months ended September 30, 2021, compared to the same period in 2020, due to a 12% increase in revenue per carload/unit and a 1% increase in carload/unit volumes. Revenue per carload/unit increased compared to the same period in 2020, due to the strengthening of the Mexican peso against the U.S dollar, longer average length of haul, higher fuel surcharge, and positive pricing impacts, partially offset by mix. Volumes increased due to recovery from COVID-19 impacts in 2020, partially offset by auto plant shutdowns driven by a global microchip shortage.

Operating Expenses

Operating expenses, as shown below (in millions), increased $104.0 million for the three months ended September 30, 2021, compared to the same period in 2020, primarily due to merger costs, higher diesel fuel prices, the strengthening of the Mexican peso against the U.S. dollar, and increased costs attributable to deploying incremental resources to address service challenges earlier in the year. The strengthening of the Mexican peso against the U.S. dollar during the three months ended September 30, 2021, resulted in increased expense of approximately $11.0 million, compared to the same period in 2020, for expense transactions denominated in Mexican pesos. The average exchange rate of Mexican pesos per U.S. dollar was Ps.20.0 for the three months ended September 30, 2021, compared to Ps.22.1 for the same period in 2020.

Operating expenses, as shown below (in millions), increased $927.8 million for the nine months ended September 30, 2021, compared to the same period in 2020, primarily due to the termination fee associated with the CN merger agreement and other merger costs, higher diesel fuel price and consumption, the strengthening of the Mexican peso against the U.S. dollar, and wage and benefit inflation and increased headcount and hours worked, partially offset by decreased restructuring charges. The strengthening of the Mexican peso against the U.S. dollar during the nine months ended September 30, 2021, resulted in increased expense of approximately $26.0 million, compared to the same period in 2020, for expense transactions denominated in Mexican pesos. The average exchange rate of Mexican pesos per U.S. dollar was Ps.20.1 for the nine months ended September 30, 2021, compared to Ps.21.8 for the same period in 2020.

	Three Months Ended

	September 30,		Change

	2021	2020	Dollars	Percent

Compensation and benefits	$133.3	$117.4	$15.9	14%
Purchased services	51.4	47.3	4.1	9%
Fuel	78.0	50.8	27.2	54%
Equipment costs	19.6	23.9	(4.3)	(18%)
Depreciation and amortization	90.5	89.2	1.3	1%
Materials and other	82.8	59.0	23.8	40%
Merger costs	36.5	—	36.5	100%
Restructuring charges	—	0.5	(0.5)	(100%)

Total operating expenses	$492.1	$388.1	$104.0	27%

	Nine Months Ended
	September 30,		Change

	2021	2020	Dollars	Percent

Compensation and benefits	$391.2	$354.6	$36.6	10%
Purchased services	161.0	145.2	15.8	11%
Fuel	227.9	165.2	62.7	38%
Equipment costs	64.8	63.9	0.9	1%
Depreciation and amortization	273.7	267.9	5.8	2%
Materials and other	231.1	184.7	46.4	25%
Merger costs	776.6	—	776.6	100%
Restructuring charges	—	17.0	(17.0)	(100%)

Total operating expenses	$2,126.3	$1,198.5	$927.8	77%

Compensation and benefits. Compensation and benefits increased $15.9 million for the three months ended September 30, 2021, compared to the same period in 2020, due to an increase in headcount and hours worked of approximately $9.0 million as a result of additional resources to improve customer service and address growth in U.S. carloads. In addition, compensation and benefits increased due to costs relating to Mexican outsourcing reform of approximately $5.0 million, the strengthening of the Mexican peso against the U.S. dollar of approximately $4.0 million and wage and benefit inflation of approximately $4.0 million, partially offset by decreased incentive compensation of approximately $7.0 million.

Compensation and benefits increased $36.6 million for the nine months ended September 30, 2021, compared to the same period in 2020, due to wage and benefit inflation of approximately $16.0 million, an increase in headcount and hours worked of approximately $12.0 million, the strengthening of the Mexican peso against the U.S. dollar of approximately $9.0 million and costs relating to Mexican outsourcing reform of approximately $5.0 million, partially offset by decreased incentive compensation of approximately $6.0 million.

Purchased services. Purchased services expense increased $4.1 million for the three months ended September 30, 2021, compared to the same period in 2020, due to an increase in repairs and maintenance expense of approximately $2.0 million, as well as the strengthening of the Mexican peso against the U.S. dollar, increased trackage rights, and increased software and programming expense of approximately $1.0 million for each, partially offset by approximately $1.0 million of cost reduction as a result of Mexico outsourcing reform.

Purchased services expense increased $15.8 million for the nine months ended September 30, 2021, compared to the same period in 2020, due to higher trackage rights of approximately $5.0 million, an increase in software and programming expense of approximately $5.0 million, the strengthening of the Mexican peso against the U.S. dollar of approximately $3.0 million, and increased security expense of approximately $2.0 million.

Fuel. Fuel increased $27.2 million for the three months ended September 30, 2021, compared to the same period in 2020, due to higher diesel fuel prices in the U.S. and Mexico of approximately $14.0 million and $6.0 million, respectively, the strengthening of the Mexican peso against the U.S. dollar of approximately $4.0 million and increased consumption of approximately $3.0 million.

Fuel increased $62.7 million for the nine months ended September 30, 2021, compared to the same period in 2020, due to higher diesel fuel prices in the U.S. and Mexico of approximately $25.0 million and $13.0 million, respectively, increased consumption of approximately $14.0 million, and the strengthening of the Mexican peso against the U.S. dollar of approximately $10.0 million. The average price per gallon was $2.52 and $2.43 for the three and nine months ended September 30, 2021, respectively, compared to $1.78 and $1.95 for the same periods in 2020.

Equipment costs. Equipment costs decreased $4.3 million for the three months ended September 30, 2021, compared to the same period in 2020, due to decreased car hire expense of approximately $4.0 million due to lower rates from supplier incentives and improved cycle times.

Equipment costs increased $0.9 million for the nine months ended September 30, 2021, compared to the same period in 2020, due to increased car hire expense of approximately $3.0 million due to increased cycle times, volume and rate. This increase was partially offset by lower lease expense of approximately $2.0 million primarily due to freight car lease expirations and terminations resulting from PSR initiatives.

Depreciation and amortization. Depreciation and amortization expense increased $1.3 million and $5.8 million for the three and nine months ended September 30, 2021, compared to the same periods in 2020, due to a larger asset base.

Materials and other. Materials and other expense increased $23.8 million and $46.4 million for the three and nine months ended September 30, 2021, respectively, compared to the same periods in 2020, due to increased materials and supplies expense of approximately $6.0 million and $17.0 million, respectively, primarily resulting from increasing the active locomotive fleet to support service recovery and volume growth in the second half of 2021; increased derailments and casualties of approximately $6.0 million and $9.0 million, respectively; higher employee expenses of approximately $4.0 million for both periods; reduced property taxes of approximately $4.0 million for both periods of 2020; and the strengthening of the Mexican peso against the U.S. dollar of approximately $2.0 million and $4.0 million, respectively. In addition, there was a one-time contract dispute recognized of approximately $10.0 million for the nine months ended September 30, 2021.

Merger costs. During the three and nine months ended September 30, 2021, the Company recognized merger costs of $36.5 million and $776.6 million, respectively. For the three months ended September 30, 2021, the merger costs primarily related to compensation and benefits costs and legal fees. For the nine months ended September 30, 2021, merger costs included the fee associated with the termination of the CN merger agreement by KCS of $700.0 million, in addition to compensation and benefits costs and bankers’ and legal fees. Please see Note 2, Merger Agreement for more information.

Restructuring charges. During the three and nine months ended September 30, 2020, the Company recognized restructuring charges of $0.5 million and $17.0 million, respectively. For the nine months ended September 30, 2020, the charges primarily related to the voluntary separation program of $9.2 million and the buyout of leased locomotives of $6.0 million. For the three months ended September 30, 2020, additional restructuring charges of $0.5 million were recognized as part of the voluntary restructuring program. There were no restructuring charges recognized during the three and nine months ended September 30, 2021.

Non-Operating Income and Expenses

Equity in net earnings (losses) of affiliates. For the three months ended September 30, 2021, equity in net earnings of affiliates increased $5.1 million, compared to the same period in 2020, primarily due to an increase in net earnings from the operations of Panama Canal Railway Company (“PCRC”) resulting from a gain on insurance recoveries recognized in the third quarter of 2021 and increased container volumes related to a rail bridge outage that occurred in June 2020 and stopped railroad operations for the three months.

For the nine months ended September 30, 2021, equity in net earnings of affiliates increased $13.3 million, compared to the same period in 2020, primarily due to increased net earnings from the operations of PCRC as a result of the aforementioned insurance recoveries and higher volumes due to the 2020 bridge outage and an increase in net earnings from the operations of TFCM, S. de R.L de C.V. (“TCM”) due to decreased interest and tax expense and lower foreign exchange losses.

Interest expense. For the three months ended September 30, 2021, interest expense decreased $0.5 million compared to the same period in 2020, due to lower average debt balances. For the nine months ended September 30, 2021, interest expense increased $5.3 million compared to the same period in 2020, due to higher average debt balances. During the three and nine months ended September 30, 2021, the average debt balance (including commercial paper) was $3,812.4 million and $3,809.1 million, respectively, compared to $3,815.0 million and $3,636.3 million for the same periods in 2020. The average interest rate during the three and nine months ended September 30, 2021 was 4.1% for both periods, compared to 4.1% for the same periods in 2020.

Foreign exchange gain (loss). For the three and nine months ended September 30, 2021, the Company incurred a foreign exchange loss of $0.5 million and $1.0 million, respectively, compared to a foreign exchange gain of $7.7 million and a loss of $44.0 million for the same periods in 2020. Foreign exchange gain (loss) includes the re-measurement and settlement of net monetary assets denominated in Mexican pesos and the gain (loss) on foreign currency derivative contracts.

For the three and nine months ended September 30, 2021, the re-measurement and settlement of monetary assets and liabilities denominated in Mexican pesos resulted in a foreign exchange loss of $5.4 million and $1.8 million, respectively, compared to a gain of $1.0 million and a loss of $23.4 million for the same periods in 2020.

The Company enters into foreign currency derivative contracts to hedge its net exposure to fluctuations in foreign currency caused by fluctuations in the value of the Mexican peso against the U.S. dollar. For the three and nine months ended September 30, 2021 and 2020, the Company incurred a foreign exchange gain on foreign currency derivative contracts of $4.9 million and $0.8 million, respectively, compared to a gain of $6.7 million and a loss of $20.6 million for the same periods in 2020.

Other income, net. Other income, net remained flat for the three months ended September 30, 2021, compared to the same period in 2020. Other income, net decreased $1.8 million for the nine months ended September 30, 2021, compared to the same period in 2020, due to an increase in miscellaneous expenses.

Income tax expense. Income tax expense increased $11.7 million for the three months ended September 30, 2021, compared to the same period in 2020, primarily due to a higher effective tax rate. The increase in the effective tax rate was primarily due to a one-time benefit recognized in the third quarter of 2020 for the issuance of final global intangible low-taxed income (“GILTI”) regulations.

Income tax expense decreased $97.4 million for the nine months ended September 30, 2021, compared to the same period in 2020, primarily due to the payment of the termination fee associated with the termination of the CN merger agreement by KCS. A discrete tax benefit of $147.0 million was recognized on the CN termination fee and is expected to reverse upon recognition of the termination fee reimbursement within the consolidated statements of operations in the fourth quarter of 2021. Upon the Merger, the Company expects the termination fee paid to CN will be non-deductible and the reimbursement from CP will not be taxable. The decrease in the tax expense was partially offset by fluctuations in the foreign exchange rate and a one-time benefit recognized in the third quarter of 2020 for the issuance of final GILTI regulations.

The components of the effective tax rates for the three and nine months ended September 30, 2021, compared to the same periods in 2020, are as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2021	2020	2021	2020

Statutory rate in effect	21.0%	21.0%	21.0%	21.0%
Tax effect of:
Difference between U.S. and foreign tax rate	5.5%	5.6%	(123.3%)	5.5%
GILTI tax, net	—	(7.8%)	(0.6%)	(2.5%)
State and local income tax provision, net	1.3%	1.3%	(28.1%)	1.3%
Foreign exchange (i)	—	0.1%	(10.2%)	(2.0%)
Other, net	—	0.1%	21.5%	(0.4%)

Effective tax rate	27.8%	20.3%	(119.7%)	22.9%

(i)

The Company’s Mexican subsidiaries have net U.S. dollar-denominated monetary liabilities which, for Mexican income tax purposes, are subject to periodic revaluation based on changes in the value of the Mexican peso against the U.S dollar. This revaluation creates fluctuations in the Company’s Mexican income tax expense in the consolidated statements of operations and the amount of income taxes paid in Mexico. The Company also has net monetary assets denominated in Mexican pesos, that are subject to periodic re-measurement and settlement that creates fluctuations in foreign currency gains and losses in the consolidated statements of operations. The Company hedges its net exposure to variations in earnings by entering into foreign currency forward contracts. The foreign currency forward contracts involve the Company’s agreement to buy or sell pesos at an agreed-upon exchange rate on a future date. Refer to Note 7, Derivative Instruments for more information.

Mexico Regulatory and Legal Updates

Outsourcing Reform. In April 2021, Mexico approved several amendments to federal labor, tax, social security, and other laws (“Outsourcing Reform”), which prohibit the subcontracting and outsourcing of personnel. Outsourcing Reform allows for certain exceptions, including the subcontracting of specialized services that are not part of a recipient company’s corporate purpose or main economic activities. A 90-day transition period was granted to allow companies to comply with Outsourcing Reform. Non-compliance could result in penalties and the loss of deductions and VAT credits on third party and related party service payments.

Previously, KCSM subcontracted its management and union employees, other than the president and executive representative of KCSM, from its affiliate, KCSM Servicios, S.A. de C.V. (“KCSM Servicios”), a wholly-owned and consolidated subsidiary of the Company. As a result of Outsourcing Reform, KCSM Servicios was merged into KCSM on July 2, 2021, resulting in KCSM Servicios employees becoming employees of KCSM.

Outsourcing Reform also limits the statutory profit sharing payment per employee (referred to by its Spanish acronym “PTU”) to the greater of three months’ salary or the average of the amount of profit sharing received in the last three years. KCSM Servicios’ employees were eligible for PTU and received PTU payments and other bonuses. As employees of KCSM, employees are eligible to receive PTU payments from KCSM. Outsourcing Reform is expected to increase 2021 compensation expense by approximately $7.0 million, including a net $4.0 million of expense in the third quarter of 2021 and a net $3.0 million of expense in the fourth quarter of 2021.

Hydrocarbons Law. On May 5, 2021, new legislation pertaining to the transport and handling of hydrocarbons in Mexico became effective. This legislation addresses a wide array of issues related to the storage, transportation and handling of petroleum products, as well as the illegal import of hydrocarbons. The legislation is being challenged in the court system and is currently subject to a court-ordered injunction, resulting in a suspension of the implementation and enforcement of this new law. To date, this law has not had a material effect on the Company or its operations. However, the Company is continuing to monitor this law and is evaluating the effect on the Company and its business operations.

Value-Added Tax Law. In September 2021, changes in the Value-Added Tax (“VAT”) law were proposed that if adopted would become effective beginning in 2022. The proposal would make permanent changes to the VAT law that would potentially reduce the recoverability of VAT paid by KCSM on its expenses that support international import transportation services. The Company is continuing to monitor this legislation and evaluating the effect of the legislation on the Company and its consolidated financial statements. If adopted, the Company is considering actions that could be taken to mitigate its potential negative impact.

Liquidity and Capital Resources

Overview

The Company focuses its cash and capital resources on investing in the business, shareholder returns and optimizing its capital structure.

The Company believes, based on current expectations, that cash and other liquid assets, operating cash flows, and other available financing resources will be sufficient to fund anticipated operating expenses, capital expenditures, debt service costs, dividends, and other commitments for the foreseeable future.

During the nine months ended September 30, 2021, the Company invested $376.8 million in capital expenditures. See the Capital Expenditures section for further details.

On May 21, 2021, KCS paid CP a merger termination fee of $700.0 million and a U.S. affiliate of CN paid KCS $700.0 million as reimbursement for the termination fee paid to CP. On September 15, 2021, KCS terminated the CN merger agreement and paid CN $1,400.0 million, which included (1) a $700.0 million merger termination fee recognized in merger costs within the consolidated statements of operations and (2) reimbursement of the CN payment for the CP termination fee of $700.0 million recognized as a reduction to accounts payable and accrued liabilities within the consolidated balance sheet. On September 15, 2021, KCS and CP entered into the Merger Agreement and CP paid KCS $1,400.0 million, which included (1) $700.0 million for reimbursement of the CP termination fee recognized as a reduction of merger costs and (2) $700.0 million for reimbursement of the termination fee paid to CN. KCS is obligated to repay the $700.0 million CN termination fee to CP under certain circumstances, including but not limited to, if KCS were to terminate the Merger Agreement to accept a superior proposal as defined by the Merger Agreement. As a result, the $700.0 million reimbursement from CP was recognized in accounts payable and accrued liabilities within the consolidated balance sheet. In addition, KCS would be required to pay CP a termination fee of $700.0 million to terminate the Merger Agreement. Upon KCS shareholder vote on the Merger expected in the fourth quarter of 2021, the Company will recognize the $700.0 million reimbursement from CP in merger costs within the consolidated statement of operations. Excluding the termination fee payment and reimbursement, the Company expects to incur estimated net merger costs in 2021 of approximately $90.0 million, consisting of compensation and benefits costs and bankers’ and legal fees assuming the Voting Trust Transaction occurs in the first quarter of 2022.

During the first quarter of 2021, KCS received 233,402 shares of common stock as final settlement of the forward contracts totaling $75.0 million under the accelerated share repurchase (“ASR”) agreements entered into during October 2020 under the 2019 share repurchase program. The final weighted-average price per share of the shares repurchased under these ASR agreements was $191.75. As a result of the merger agreement with CP, the Company terminated its share repurchase program. Refer to Note 9, Share Repurchases, for additional information on the Company’s common share repurchase program and ASR agreements.

During the nine months ended September 30, 2021, the Company’s board of directors declared a quarterly cash dividend on its common stock of $0.54 per share (total of $147.3 million). Subject to capital availability, the Company intends to pay a quarterly dividend on an ongoing basis through the date of completion of the Merger.

The Company’s current financing instruments contain restrictive covenants that limit or preclude certain actions; however, the covenants are structured such that the Company expects to have sufficient flexibility to conduct its operations. The Company has been, and expects to continue to be, in compliance with all of its debt covenants. For additional discussion of the agreements representing the indebtedness of KCS, see Note 12, Short-Term Borrowings and Note 13, Long-Term Debt in the “Notes to the Consolidated Financial Statements” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

KCS believes it has a strong liquidity position to continue business operations and service its debt obligations. The Company has total available liquidity of $1,070.0 million as of September 30, 2021, consisting of cash on hand and a revolving credit facility, compared to available liquidity at December 31, 2020 of $788.2 million. Furthermore, the Company does not have any debt maturities until 2023.

As of September 30, 2021, the total cash and cash equivalents held outside of the U.S. in foreign subsidiaries was $255.9 million, after repatriating $52.8 million during 2021. The Company expects that this cash will be available to fund operations without incurring significant additional income taxes.

Since January 2019, the Company has generated a refundable VAT balance and filed refund claims with the Servicio de Administración Tributaria (the “SAT”) that are still under review. The refundable VAT balance increased to $142.6 million as of September 30, 2021, and delays in refunds of VAT from the Mexican government could negatively impact the timing of KCSM’s cash flow by up to $65.0 million in 2021. KCSM has prior favorable Mexican court decisions and a legal opinion supporting its right under Mexican law to recover the refundable VAT balance from the Mexican government and believes the VAT to be fully collectible. However, the Company cannot predict the timing or amount of the Company’s ultimate collection of the refundable VAT balance from the Mexican government.

Cash Flow Information

Summary cash flow data follows (in millions):

	Nine Months Ended
	September 30,

	2021	2020

Cash flows provided by (used for):
Operating activities	$830.1	$819.9
Investing activities	(407.3)	(413.2)
Financing activities	(139.9)	96.1
Effect of exchange rate changes on cash	(1.1)	(5.6)

Net increase in cash and cash equivalents	281.8	497.2
Cash and cash equivalents beginning of year	188.2	148.8

Cash and cash equivalents end of period	$470.0	$646.0

Cash flows from operating activities increased $10.2 million for the nine months ended September 30, 2021, compared to the same period in 2020, primarily due to lower payments to settle foreign currency derivatives.

Net cash used for investing activities decreased $5.9 million for the nine months ended September 30, 2021, compared to the same period in 2020, primarily due to a decrease in the purchase or replacement of assets under existing operating leases of $78.2 million, partially offset by an increase in capital expenditures of $76.1 million.

Net cash provided by financing activities decreased $236.0 million for the nine months ended September 30, 2021, compared to the same period in 2020, primarily due to a decrease in proceeds from the issuance of long-term debt of $545.6 million and an increase in dividends paid of $23.7 million, partially offset by a decrease in shares repurchased of $322.9 million.

Capital Expenditures

KCS has funded, and expects to continue to fund capital expenditures with operating cash flows and short and long-term debt.

The following table summarizes capital expenditures by type (in millions):

	Nine Months Ended
	September 30,

	2021	2020

Roadway capital program	$189.2	$170.3
Locomotives and freight cars	59.8	32.1
Capacity	81.5	40.2
Information technology	29.5	30.6
Positive train control	12.4	10.8
Other	4.4	2.4

Total capital expenditures (accrual basis)	376.8	286.4
Change in capital accruals	0.9	15.2

Total cash capital expenditures	$377.7	$301.6

Total cash purchase or replacement of assets under operating leases	$—	$78.2

Generally, the Company’s capital program consists of capital replacement and equipment. For 2021, internally generated cash flows are expected to fund cash capital expenditures, which are currently estimated to be approximately 17% of revenue in 2021, assuming constant currency and fuel price.

Supplemental Guarantor Financial Information

The following is a description of the terms and conditions of the guarantees with respect to senior notes for which KCS is an issuer or provides full and unconditional guarantee.

Note Guarantees

As of September 30, 2021, KCS had outstanding $3,736.2 million principal amount of senior notes due through 2069. The Kansas City Southern Railway Company (“KCSR”) had outstanding $2.7 million principal amount of senior notes due through 2045 (together, the “Senior Notes”). The senior notes for which KCS is the issuer are unconditionally guaranteed, jointly and severally, on an unsecured senior basis, by each of KCS’s current and future domestic consolidated subsidiaries that from time to time guarantees certain of KCS’s credit agreements, or any other debt of KCS, or any of KCS’s significant subsidiaries that is a guarantor (each, a “Guarantor Subsidiary,” and collectively, the “Guarantor Subsidiaries”). In addition, the senior notes for which KCSR is the issuer are unconditionally guaranteed, jointly and severally, on an unsecured senior basis, by KCS and each of its current and future domestic consolidated subsidiaries that from time to time guarantees KCSR’s credit agreement, or any other debt of KCSR or any of KCSR’s significant subsidiaries that is a Guarantor Subsidiary. The obligations of each Guarantor Subsidiary under its note guarantee are limited as necessary to prevent such note guarantee from constituting a fraudulent conveyance under applicable law. A guarantee of the Senior Notes by KCS or a Guarantor Subsidiary is subject to release in the following circumstances: (i) the sale, disposition, exchange or other transfer (including through merger, consolidation, amalgamation or otherwise) of the capital stock of the Guarantor Subsidiary made in a manner not in violation of the indenture; (ii) the designation of the subsidiary as an “Unrestricted Subsidiary” under the indenture; (iii) the legal defeasance or covenant defeasance of the Senior Notes in accordance with the terms of the indenture; or (iv) the Guarantor Subsidiary ceasing to be KCS’s subsidiary as a result of any foreclosure of any pledge or security interest securing KCS’s Revolving Credit Facility or other exercise of remedies in respect thereof.

KCSM and any other foreign subsidiaries of KCS do not and will not guarantee the Senior Notes (“Non-Guarantor Subsidiaries”).

The following tables present summarized financial information for KCS and the Guarantor Subsidiaries on a combined basis after intercompany transactions have been eliminated, including adjustments to remove the receivable and payable balances, investment in, and equity in earnings from the Non-Guarantor Subsidiaries.

Summarized Financial Information

Statements of Operations	KCS and Guarantor Subsidiaries

	Nine Months Ended	Twelve Months Ended

	September 30, 2021	December 31, 2020

Revenues	$1,145.0	$1,368.7
Operating expenses	1,472.4	846.9

Operating income (loss)	(327.4)	521.8
Income (loss) before income taxes	(444.0)	375.4
Net income (loss)	(335.6)	329.8

Balance Sheets	KCS and Guarantor Subsidiaries

	September 30, 2021	December 31, 2020

Assets:
Current assets	$402.2	$298.8
Property and equipment (including concession assets), net	4,863.9	4,751.3
Other non-current assets	153.9	110.8
Liabilities and equity:
Current liabilities	$1,068.5	$318.2
Non-current liabilities	4,773.3	4,841.2
Noncontrolling interest	327.6	326.4

Excluded from current assets in the table above are $189.1 million and $183.7 million of current intercompany receivables due to KCS and the Guarantor Subsidiaries from the Non-Guarantor Subsidiaries as of September 30, 2021 and December 31, 2020, respectively. Excluded from current liabilities in the table above are $248.1 million and $235.8 million of current intercompany payables due to the Non-Guarantor Subsidiaries from KCS and the Guarantor Subsidiaries as of September 30, 2021 and December 31, 2020, respectively.

The Senior Notes are structurally subordinated to the indebtedness and other liabilities of the Non-Guarantor Subsidiaries. The Non-Guarantor Subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Senior Notes or the indentures, or to make any funds available therefor, whether by dividends, loans, distributions or other payments. Any right that KCS or the Guarantor Subsidiaries have to receive any assets of any of the Non-Guarantor Subsidiaries upon the liquidation or reorganization of any Non-Guarantor Subsidiary, and the consequent rights of holders of Senior Notes to realize proceeds from the sale of any of a Non-Guarantor Subsidiary’s assets, would be effectively subordinated to the claims of such Non-Guarantor Subsidiary’s creditors, including trade creditors and holders of preferred equity interests, if any, of such Non-Guarantor Subsidiary. Accordingly, in the event of a bankruptcy, liquidation or reorganization of any of the Non-Guarantor Subsidiaries, the Non-Guarantor Subsidiaries will pay the holders of their debts, holders of preferred equity interests, if any, and their trade creditors before they will be able to distribute any of their assets to KCS or any Guarantor Subsidiary.

If a Guarantor Subsidiary were to become a debtor in a case under the U.S. Bankruptcy Code or encounter other financial difficulty, under federal or state fraudulent transfer or conveyance law, a court may avoid, subordinate or otherwise decline to enforce its guarantee of the Senior Notes. A court might do so if it is found that when such Guarantor Subsidiary entered into its guarantee of the Senior Notes, or in some states when payments became due under the Senior Notes, such Guarantor Subsidiary received less than reasonably equivalent value or fair consideration and either:

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was left with unreasonably small or otherwise inadequate capital to conduct its business; or

•	believed or reasonably should have believed that it would incur debts beyond its ability to pay.

The court might also avoid the guarantee of the Senior Notes without regard to the above factors, if the court found that a Guarantor Subsidiary entered into its guarantee with actual intent to hinder, delay or defraud its creditors.

A court would likely find that a Guarantor Subsidiary did not receive reasonably equivalent value or fair consideration for its guarantee of the Senior Notes, if such Guarantor Subsidiary did not substantially benefit directly or indirectly from the funding made available by the issuance of the Senior Notes. If a court were to avoid a guarantee of the Senior Notes provided by a Guarantor Subsidiary, holders of the Senior Notes would no longer have any claim against such Guarantor Subsidiary. The measures of insolvency for purposes of these fraudulent transfer or conveyance laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer or conveyance has occurred, such that the Company cannot predict what standards a court would use to determine whether or not a Guarantor Subsidiary was solvent at the relevant time or, regardless of the standard that a court uses, that the guarantee of a Guarantor Subsidiary would not be subordinated to such Guarantor Subsidiary’s other debt. As noted above, each guarantee provided by a Guarantor Subsidiary includes a provision intended to limit the Guarantor Subsidiary’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer or conveyance. This provision may not be effective to protect those guarantees from being avoided under fraudulent transfer or conveyance law, or it may reduce that Guarantor Subsidiary’s obligation to an amount that effectively makes its guarantee worthless, and the Company cannot predict whether a court will ultimately find it to be effective.

On the basis of historical financial information, operating history and other factors, the Company believes that each of the Guarantor Subsidiaries, after giving effect to the issuance of its guarantee of the Senior Notes when such guarantee was issued, was not insolvent, did not have unreasonably small capital for the business in which it engaged and did not and has not incurred debts beyond its ability to pay such debts as they mature. The Company cannot predict, however, as to what standard a court would apply in making these determinations or that a court would agree with the Company’s conclusions in this regard.

Other Matters

Collective Bargaining

KCSR participates in industry-wide multi-employer bargaining as a member of the National Carriers’ Conference Committee (“NCCC”), as well as local bargaining for agreements that are limited to KCSR’s property. Approximately 70% of KCSR employees are covered by collective bargaining agreements. Long-term agreements were reached voluntarily or through the arbitration process during 2017 and 2018 covering all of the participating unions. The terms of these agreements will remain in effect until new agreements are reached in the current national bargaining round. In November 2019, KCSR and its unions commenced negotiations in connection with the 2020 bargaining round.

During July 2021, KCSM Servicios, a wholly owned subsidiary of KCS, merged into KCSM as part of Mexico Outsourcing Reform, resulting in KCSM employees becoming employees of KCSM. Prior to the merger, KCSM Servicios provided employee services to KCSM. KCSM Servicios union employees were covered by one labor agreement, which was signed on April 16, 2012, between KCSM Servicios and the Sindicato de Trabajadores Ferrocarrileros de la República Mexicana (“Mexican Railroad Union”). Upon the merger between KCSM Servicios and KCSM, these union employees continue to be covered under this existing labor agreement, which remains in effect during the period of the Concession for the purpose of regulating the relationship between the parties. Approximately 80% of KCSM employees are covered by this labor agreement. The compensation terms under this labor agreement are subject to renegotiation on an annual basis and all other benefits are subject to negotiation every two years. The parties finalized negotiations over compensation terms and benefits that will apply until June 30, 2021, along with other terms, and will remain in effect until new terms have been negotiated.

Union labor negotiations have not historically resulted in any strike, boycott, or other disruption in the Company’s business operations.